Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

American Community Bancshares, Inc.

Declares 4th Quarter Dividend of $0.05 per Share

October 29, 2007. Charlotte, North Carolina: American Community Bancshares, Inc. (NASDAQ Stock Market: ACBA) is pleased to announce the Board of Directors has declared a quarterly cash dividend for the fourth quarter 2007 of $0.05 per share. The dividend will be payable on December 3rd, 2007 to shareholders of record on November 23rd, 2007.

American Community Bancshares, Inc., headquartered in Charlotte, North Carolina is the holding company for American Community Bank. American Community Bank is a full service community bank headquartered in Monroe, North Carolina with nine North Carolina offices located in two of the fastest growing counties in North Carolina – Mecklenburg and Union. It also has four offices located in York and Cherokee Counties in South Carolina. American Community Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The website for American Community Bancshares, Inc. is www.americancommunitybank.com. Its stock is traded on the NASDAQ Capital Market under the symbol “ACBA”. For more information contact: Stephanie Helms, Shareholder Relations or Dan Ellis, Chief Financial Officer at (704) 225- 8444.